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                                                                  CONFORMED COPY

                                 FORM 12b-25

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                                             Commission File No.
                                                             0-18866

                                                             CUSIP Number
                                                             320940109

                         NOTIFICATION OF LATE FILING

                                 (Check One)
[X] Form 10-KSB   [ ] Form 11-K   [ ] Form 20-F   [ ] Form 10-Q   [ ] Form N-SAR

     For Period Ended:  DECEMBER 31, 1997

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     Read Attached Instruction Sheet Before Preparing Form.  Please Print or
     Type.

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     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:  n/a

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant: FIRST NATIONAL ENTERTAINMENT CORP.

Former Name if Applicable: 1ST NATIONAL FILM CORP.

Address of Principal Executive Office: 600 ENTERPRISE DRIVE, SUITE 109

City, State and Zip Code: OAK BROOK, ILLINOIS  60523

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PART II - RULES 12b-25 (b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; and

[ ] (c)  The accountant's statement or other exhibit required by Rule 12b-25
(c) has been attached if applicable.


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                                                                 CONFORMED COPY


PART III - NARRATIVE

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State below in reasonable detail the reasons why the form 10-KSB, 11-K, 20-F,
10-Q or N-SAR or portion thereof could not be filed within the prescribed time period.

THE COMPANY HAS CHANGED ITS YEAR END AND NOW HAS A SWISS SUBSIDIARY.

AS OF THE DATE OF THIS FILING, THAT AUDIT  REMAINS IN PROGRESS.



PART IV - OTHER INFORMATION

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(1)  Name and telephone number of person to contact in regard to this notification: KENNETH E. SCIPTA,  (630) 573-8209

(2) Have all other periodic reports required under section 13 or 15 (d) of the Securities and Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

           [ X ]  Yes                     [   ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

           [   ]  Yes                     [ X ]   No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.


                      FIRST NATIONAL ENTERTAINMENT CORP.
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                 (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: MARCH 30, 1998                              By: /s/ Kenneth E. Scipta
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                                                      Kenneth E. Scipta, CEO